                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Medi-Ject Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                             MEDI-JECT CORPORATION
                          161 Cheshire Lane, Suite 100
                            Plymouth, Minnesota 55441
                                  612-475-7700

                                                                   April 5, 1999



Dear Shareholder:


You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:30 a.m. on Friday, May 14, 1999 at the Company's offices located at 161 Cheshire Lane, Suite 100, Plymouth, Minnesota.

The Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

The only matters scheduled for vote by the shareholders at the meeting are the election of two members of the Board of Directors and the approval of the independent auditors.

The Board of Directors unanimously recommends that you vote for the two proposals.

Only shareholders of record at the close of business on March 16, 1999 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

We hope you will join us on May 14th for our Annual Meeting, but we know that every shareholder may not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.


                                Sincerely,


                                /s/ Franklin Pass

                                Franklin Pass, M.D.,
                                Chairman, President and Chief Executive Officer

                              MEDI-JECT CORPORATION
                          161 Cheshire Lane, Suite 100
                            Plymouth, Minnesota 55441
                     _______________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 1999


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Medi-Ject Corporation, a Minnesota corporation, will be held on Friday, May 14, 1999 at 10:30 a.m. at the offices of the Company located at 161 Cheshire Lane, Plymouth, Minnesota, for the following purposes:

1.   To elect two (2) directors.

2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record on the transfer books of the Company as of the close of business on Tuesday, March 16, 1999, will be entitled to vote at the meeting.

Your attention is directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.


                                    By order of the Board of Directors,

                                    /s/ Mark S. Derus

                                    Mark S. Derus
                                    Secretary



Dated: April 5, 1999

                               PROXY STATEMENT OF
                             MEDI-JECT CORPORATION
             161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441
                       ___________________________________

                    Annual Meeting of Shareholders to be held
                                  May 14, 1999


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medi-Ject Corporation (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on May 14, 1999. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 5, 1999. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by such proxy will be voted at the meeting and at any adjournment or adjournments thereof in the manner specified. If no direction is made, the proxy will be voted for the election of the nominees for directors named in this Proxy Statement and for the ratification of KPMG Peat Marwick LLP as the Company's independent auditors. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 16, 1999 will be entitled to vote at the meeting or any adjournment or adjournments thereof.

Each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and such inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for a vote but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

As of the close of business on the record date, March 16, 1999, 1,424,729 shares of Common Stock, $.01 par value, were outstanding. Each share of Common Stock is entitled to one vote. Cumulative voting for the election of directors is not permitted. All share and per share figures in this proxy statement have been adjusted for a one-for-five reverse stock split effective January 28, 1999.

                             ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

The Company's Second Amended and Restated Articles of Incorporation provide that the Board of Directors be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. The terms of Franklin Pass, Stanley Goldberg and Norman Jacobs will expire at the 1999 Annual Meeting of Shareholders; the terms of, Kenneth Evenstad and Karl Groth will expire at the 2000 Annual Meeting of Shareholders; and the terms of Geoffrey Guy and Fred Shapiro expire at the 2001 Annual Meeting of Shareholders. Vacancies on the Board of Directors and newly created directorships can be filled by the vote of a majority of the directors then in office.

The Board of Directors has nominated and recommended that Franklin Pass and Stanley Goldberg be elected as Directors at the 1999 Annual Meeting of Shareholders, each to hold office until the Annual Meeting of Shareholders in the year 2002 or until his respective successor is duly elected and qualified. Mr. Jacobs has indicated that he will not stand for re-election when his term expires at the next meeting.

Each of the nominees is currently a member of the Company's Board of Directors and has indicated a willingness to serve as a director if elected. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that any nominee will be unable to serve as a director if elected.

The accompanying proxy will be voted in favor of the election of the nominees of directors, unless the shareholder giving the proxy indicates to the contrary on the proxy.

The Board of Directors recommends a vote FOR the election of the director nominees.

Certain information concerning the nominees and other directors follows:

      Nominations for Election at the 1999 Annual Meeting of Shareholders

                     Age
                     ---

Franklin Pass, M.D.   62   Dr. Pass joined the Company as a director and
                           consultant in January 1992 and has served as the Company's President, Chief Executive Officer and
                           Chairman of the Board of Directors since February
                           1993. From 1990 to 1992, Dr. Pass served as President of International Agricultural Investments, Ltd., an agricultural technology consulting and investment company. Dr. Pass, a physician and scientist, was Director of the Division of Dermatology at Albert
                           Einstein College of Medicine from 1967 to 1973, the
                           Secretary and Treasurer of the American Academy of Dermatology from 1978 to 1981 and the co-founder and Chief Executive Officer of Molecular Genetics, Inc., now named MGI Pharma, Inc., from 1979 to 1986. He is the author of more than 40 published medical and scientific articles. Dr. Pass also serves on the board of directors of Verdant Brands, Inc. (formerly
                           Ringer Corporation), a leading manufacturer of garden pesticides.

Stanley Goldberg      52   Mr. Goldberg joined the Board of Directors in
                           February 1998 and is a member of the Audit Committee of the Board of Directors. Mr. Goldberg has been the Chairman of Verdant Brands, Inc. (formerly Ringer
                           Corporation) since 1996, Chief Executive Officer since 1993 and its President since September 1992.
                           From 1990 to 1992, Mr. Goldberg was Vice President and General Manager of Thomson, S.A., World Wide
                           Audio Division, and, from 1988 to 1990, General
                           Manager of Thomson S.A., Audio Americas Operations.
                           Thomson, S.A. is a defense and electronics company.
                           From 1986 to 1988, Mr. Goldberg was Manager of
                           Product Development for General Electric Company, a consumer and industrial products and defense company.
                           Mr. Goldberg also held various positions in marketing and management at General Electric. Mr. Goldberg also is a director of Destron-Fearing.

  Directors Whose Terms Continue Until the 2000 Annual Meeting of Shareholders

Kenneth Evenstad      55   Mr. Evenstad joined the Board of Directors in May
                           1993 and is a member of the Audit Committee of the Board of Directors. Since 1969, Mr. Evenstad has been the Chairman and Chief Executive Officer of
                           Upsher-Smith Laboratories, Inc., a private pharmaceutical company specializing in branded generic cardiovascular drugs. Mr. Evenstad is a trained pharmacist.

Karl E. Groth         51   Mr. Groth joined the Board of Directors in February
                           1998 and is a member of the Compensation Committee of the Board of Directors. Mr. Groth is the President/Chief Executive Officer of First Circle
                           Medical Inc., a medical device company that produces equipment related to the treatment of AIDS and hepatitis using hyperthermia. From 1996 to 1997, he was the President and Chief Executive Officer of Browne Medical Systems, Inc., a medical device company that produces equipment for the urodynamic market. From 1992 to 1996, Mr. Groth was the Director of Clinical and Regulatory Affairs & Vice President
                           Sales and Marketing of InStent Inc., a medical products company. He also has held positions with Medtronic, Inc., the University of Minnesota and
                           Upjohn Pharmaceutical Company.

  Directors Whose Terms Continue Until the 2001 Annual Meeting of Shareholders

Geoffrey Guy, M.D.    44   Dr. Guy joined the Board of Directors in November
                           1993 and is a member of the Compensation Committee of the Board of Directors. In 1985, Dr. Guy founded
                           Ethical Holdings plc ("Ethical"), a company that develops new transdermal and oral drug delivery systems and was its Chairman and Chief Executive
                           Officer until December 1997. Dr. Guy is a director of GW Pharmaceuticals Ltd, a pharmaceutical company located in the U.K and he holds a Diploma of Pharmaceutical Medicine from the British Royal
                           College of Physicians.

Fred L. Shapiro, M.D. 64   Dr. Shapiro joined the Board of Directors in
                           September 1992. He is Chairman of the Compensation
                           Committee of the Board of Directors. Dr. Shapiro was president of Hennepin Faculty Associates, an organization of the medical staff of the Hennepin
                           County Medical Center in Minneapolis, Minnesota, from
                           1983 until his retirement in 1995. Dr. Shapiro is a nephrologist who has authored or co- authored more than 100 published medical and scientific articles.
                           Dr. Shapiro was also a co-founder of Minntech, a company that designs and manufactures medical equipment. He has been a director of Minntech since its incorporation in 1974.

None of the above directors are related to one another or to any executive officer of the Company.

Information Concerning the Board of Directors

The Board of Directors met eight times during 1998. The Board of Directors acted by written action three times during 1998. The Board of Directors has an Audit and a Compensation Committee.

The Audit Committee, consisting of Mr. Evenstad, Mr. Goldberg and Mr. Jacobs met two times during 1998. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its systems of internal controls, and reports the results of its review to the full Board of Directors and to management.

The Compensation Committee, consisting of Dr. Shapiro, Dr. Guy and Mr. Groth, met two times during 1998. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees and administers the Company's 1993 Stock Option Plan (the "1993 Plan"). The Board of Directors as a whole administers the Company's 1996 Incentive and Stock Option Plan (the "1996 Plan") and the 1998 Stock Option Plan for Non-Employee Directors (the "Directors Plan").

During 1998, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which he serves with the exception of Stanley Goldberg who attended 71% of the Board of Directors meetings held during the year.

Under an agreement between the Company and Becton Dickinson, so long as Becton Dickinson controls, directly or indirectly, no less than 5% of the capital stock of the Company, the Company has agreed to use its best efforts to nominate and elect to the Board of Directors a person designated by Becton Dickinson and has also agreed that the Board of Directors shall consist of at least a majority of members who are not employed by the Company. In the event that a person nominated by Becton Dickinson is not a member of the Board of Directors, Becton Dickinson shall be entitled to notice of and to attend all meetings of the Board of Directors and its committees and shall receive all information distributed to the directors at the same time as the directors and shall receive the same notice of meetings as the directors. Mr. Jacobs, whose term expires at the Annual Meeting, was elected to the Board as the designee of Becton Dickinson. Becton Dickinson has not nominated a replacement for Mr. Jacobs.

Compensation of Directors

The Company has not in the past paid directors' fees. All directors may be reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. In the past, the Board of Directors has made annual discretionary grants of options to purchase shares of Common Stock under the Company's 1993 Plan and the Company's 1996 Plan to certain members of the Board of Directors. The size of these grants has varied from year to year. In accordance with the Directors' Plan, eligible non-employee directors will receive an automatic grant of an option to purchase 1,000 shares of the Company's Common Stock as of the first business day of each calendar year. The Directors' Plan also provides for an initial option grant of 2,000 shares of the Company's Common Stock on the day that the director is first elected to the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee is responsible for establishing compensation policies for all executive officers of the Company, including the three most highly compensated executive officers named in the accompanying tables (the "Named Executives Officers"). The members of the Compensation Committee are Dr. Shapiro, Dr. Guy and Mr. Groth. The Compensation Committee establishes the total compensation for the executive officers in light of these policies. The Compensation Committee is composed entirely of outside Directors.

The objectives of the Company's executive compensation program are:

     1. to attract and retain superior talent and reward individual performance;

     2. to support the achievement of the Company's financial and strategic goals; and

     3. through stock based compensation, align the executive officers' interests with those of the shareholders of the Company.

The following report addresses the Company's executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of the Company's President and Chief Executive Officer and other executive officers for the year ended December 31, 1998.

Compensation Policies for Executive Officers

The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. To that end, the Compensation Committee has established certain parameters of corporate performance that must be met before the discretionary features of its executive compensation plans apply. These discretionary features include stock option grants and performance bonuses based upon an executive officer's base salary. Absent the discretionary features, the Company's executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to make such salaries competitive with other similar sized companies in the drug delivery industry. The Company's executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. As a result of the Company's emphasis on tying executive compensation to corporate performance, in any particular year the Company's executives may be paid more or less than the executives of other companies in the drug delivery industry. The Company's use of stock option grants as a key component of its executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value.

The annual salary of each of the executive officers, other than the Chief Executive Officer, was increased in 1998 by 3% pursuant to the terms of the executive officers' employment agreements.

Bonuses

Cash bonuses are used to reward executive officers for achievement of financial and technical milestones, as well as for individual performance. No bonuses were awarded to executive officers during 1998.

Stock Options

Stock options awarded under the Company's 1996 Plan are intended as incentive compensation and have historically been granted annually to officers and other key employees based on the Company's financial performance and achievement of technical and regulatory milestones. During 1998, stock options to purchase a total of 35,908 shares held by two executive officers, other than the Chief Executive Officer, and options to purchase a total of 68,396 shares held by 39 other employees were cancelled and reissued at an exercise price of $7.20 per share (see report on repricing of options below). In addition, stock options totaling 8,600 and 43,300 were granted to three consultants and 48 employees respectively, during 1998. These grants were made to provide ongoing incentives to the Company's consultants and employees.

Chief Executive Officer's Compensation

Compensation for Dr. Franklin Pass during 1998, as reflected in the Summary Compensation Table on page 11 herein, consisted of base compensation, the repricing of stock options and certain employee benefits. Dr. Pass's base compensation for 1998 was increased 3% from his base salary in 1997 pursuant to the terms of his employment contract, which was effective in January 1997. The stock option repricing reflected the Committee's judgment as to Dr. Pass's individual performance and the overall performance of the Company during 1998 and the appropriate incentives for Dr. Pass in the future.

At this time the Committee has no formal written plan for CEO compensation separate and apart from the Company's general compensation philosophy. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.



SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:


                  Fred Shapiro    Karl Groth    Geoffrey Guy

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with Executive Officers

The Company has written employment agreements with Franklin Pass, M.D., Mark Derus and Peter Sadowski.

Employment Agreement with Dr. Pass. Dr. Pass' employment agreement with the Company became effective as of January 1, 1997 (the "1997 Agreement").

The 1997 Agreement provides for a base salary of $210,000 for 1997 and, as to subsequent years, for a base salary to be mutually agreed upon prior to the beginning of each year but, in no event, shall his salary for subsequent years be less than his 1997 salary as adjusted for inflation. Pursuant to the terms of the 1997 Agreement, the Company granted to Dr. Pass an option to purchase 80,000 shares of Common Stock at an exercise price equal to $26.90 per share. The option vests in equal monthly installments over a period of four years. The option shall become 100% vested upon Dr. Pass's death or disability or upon a change in control (as such terms are defined in the 1997 Agreement). The 1997 Agreement also contains provisions regarding participation in benefits plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from his obligations to the Company or violate the terms of the 1997 Agreement), protection of confidential information, noncompetition and ownership of intellectual property. In addition, the 1997 Agreement contains covenants that Dr. Pass will devote substantially all of his time to the Company during the term of his employment. The 1997 Agreement has an initial term through December 31, 2000, which term automatically shall be extended for successive one-year periods unless either party objects by written notice at least 90 days prior to the end of the current term. The 1997 Agreement may be terminated prior to the end of the initial term or any extension thereof upon, among other things, (i) at least 90 days' prior written notice of the Company's intent to terminate the 1997 Agreement or (ii) a material breach by the Company of the 1997 Agreement. In the event that Dr. Pass's employment is terminated based upon events described in (i) or (ii) above, the Company shall pay Dr. Pass severance pay equal to the lesser of (a) his then-current salary for a period of two years or (b) the salary he would otherwise receive for the remainder of the initial four-year term of the 1997 Agreement.

Employment Agreements with Mark Derus and Peter Sadowski. Messrs. Derus and Sadowski entered into employment agreements with the Company as of January 1, 1997 (each, an "Employment Agreement"). The Employment Agreements provided for 1997 base salaries of $120,000, and $112,000 for Messrs. Derus and Sadowski, respectively, and, as to subsequent years, provides for a base salary to be mutually agreed upon prior to the beginning of each year but, in no event, shall the salary for subsequent years be less than the 1997 salary as adjusted for inflation. The Employment Agreements also contain provisions regarding participation in benefits plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from their respective obligations to the Company or otherwise violate the terms of their Employment Agreements), protection of confidential information and ownership of intellectual property. In addition, the Employment Agreements contain covenants not to compete and covenants with respect to non-solicitation and non-interference with the Company's customers, suppliers or employees. The Employment Agreements each have one-year terms which automatically shall be extended for successive one- year periods unless either party objects by written notice at least 90 days prior to the end of the current term. The Employment Agreements may be terminated upon 90 days' notice by the Company. Mr. Derus voluntarily terminated his employment with the Company effective as of April 2, 1999.

Transactions with Affiliates

Becton Dickinson and Company. On January 25, 1996, the Company and Becton Dickinson entered into a Preferred Stock, Option and Warrant Purchase Agreement pursuant to which Becton Dickinson purchased 761,615 shares of Series C Convertible Preferred Stock for aggregate consideration of $3 million. These Series C Convertible Preferred shares were subsequently converted into 152,323 shares of common stock in connection with the Company's initial public offering. Becton Dickinson also received, for no additional consideration, an option (the "Becton Dickinson Option") to purchase 76,161 shares of Common Stock at $23.00 per share and purchased, for $125,000, a warrant (the "Becton Dickinson Warrant") to purchase 380,807 shares of Common Stock at $29.55 per share.

At the same time, the Company and Becton Dickinson entered into a Development and License Agreement relating to the further development of the Company's needle-free injection systems and Becton Dickinson's development of certain disposables for use with the Company's systems. The terms of the Development and License Agreement include the grant to Becton Dickinson during the term of the agreement of an exclusive, world-wide license to (i) sell and use certain of the Company's needle-free injection systems that are not designed or calibrated for use with a specific drug made by a specific drug company and that are not intended to be distributed primarily through pharmacies for non-professional use and (ii) make, have made, use, sell and import single-use or multiple-use disposable needle-free syringes or other related drug-containing or drug-contacting components for use with certain of the Company's needle-free injection systems.

On February 8, 1999, the Company executed an agreement with Becton Dickinson to restructure their relationship under the Development and Licensing Agreement. The revised agreement is based upon the realization of both parties that the Company's MJ-7 product and its disposable components would not fulfill the marketing or manufacturing requirements of Becton Dickinson. Under the terms of the new agreement, the Company is free to market the MJ-7 insulin injector and manufacture disposables in exchange for a small royalty on sales. Becton Dickinson retains an option that allows it, for a limited time, to negotiate for marketing rights for a future generation MJ-8 injector and a similar option to negotiate for the right to manufacture disposables under certain conditions. The revised agreement had no impact on Becton Dickinson's equity ownership or its rights with respect to the Becton Dickinson Warrant or the Becton Dickinson Option.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERSHIP AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of the Common Stock of the Company as of March 16, 1999 with respect to (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                                        Shares       Percentage of
                                                                     Beneficially     Outstanding
                     Name of Beneficial Owner                          Owned(1)          Shares
Becton Dickinson and Company (2)                                         609,292         32.4%
Franklin Pass, M. D. (3)(4)                                              104,714          6.9%
Fred L. Shapiro, M. D. (3)(5)                                             18,410            *
Kenneth Evenstad (3)(6)                                                    5,678            *
Geoffrey Guy, M.D. (3)(7)                                                  6,884            *
Norman A. Jacobs (3)(8)                                                        0            *
Karl Groth (3)(9)                                                          3,000            *
Stanley Goldberg (3)(10)                                                   3,000            *
Mark Derus (3)(11)                                                        18,873            *
Peter Sadowski (3)(12)                                                    13,574            *
All directors and executive officers as a group (9 persons) (13)         174,133         10.9%

----------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 16, 1999, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Includes 456,969 shares of Common Stock issuable to Becton Dickinson upon the exercise of outstanding options and warrants. The address of Becton Dickinson is 1 Becton Drive, Franklin Lakes, NJ 07417.

(3) The director's or officer's address is 161 Cheshire Lane, Suite 100, Plymouth, MN 55441.

(4) Includes 84,589 shares of Common Stock issuable to Dr. Pass upon the exercise of outstanding options.

(5) Includes 3,623 shares of Common Stock issuable to Dr. Shapiro upon the exercise of outstanding options.

(6) Includes 3,623 shares of Common Stock issuable to Mr. Evenstad upon the exercise of outstanding options.

(7) Includes 6,123 shares of Common Stock issuable to Dr. Guy upon the exercise of outstanding options.

(8) Mr. Jacobs is the Vice President, Business Development, Worldwide Injection Systems of Becton Dickinson.

(9) Includes 3,000 shares of Common Stock issuable to Mr. Groth upon the exercise of outstanding options.

(10) Includes 3,000 shares of Common Stock issuable to Mr. Goldberg upon the exercise of outstanding options.

(11) Includes 16,588 shares of Common Stock issuable to Mr. Derus upon the exercise of outstanding options.

(12) Includes 13,574 shares of Common Stock issuable to Mr. Sadowski upon the exercise of outstanding options.

(13) Includes 134,120 shares of Common Stock issuable to all directors and executive officers as a group upon the exercise of outstanding options.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer and the three other most highly compensated executive officers (the "Named Executive Officers") as of the year ended December 31, 1998 for services in all capacities as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                    Annual Compensation           Compensation
                                            -----------------------------------   -------------
       Name and                                                   Other Annual        Stock
       Principal                  Fiscal    Salary      Bonus     Compensation       Options
       Position                    Year       ($)        ($)           ($)(1)          (#)
--------------------------------  ------    -------     ------     ------------   -------------
Franklin Pass, M.D.,                1998    216,300         --         21,958          80,000(2)
 Chairman, President                1997    210,000         --         15,698          80,000
 and Chief Executive                1996    192,500     57,500          7,967          26,285
 Officer

Mark Derus, Executive Vice          1998    123,600         --          5,000          16,693(2)
 President, Finance,                1997    120,000         --          5,000           3,000
 Chief Financial                    1996     98,450     33,950             --           9,123
 Officer and Secretary

Peter Sadowski, Executive Vice      1998    115,360         --             --          19,215(2)
 President, Chief Technical         1997    112,000         --             --           3,000
 Officer                            1996     98,450     18,950          4,700           6,923


----------
(1) Represents premiums paid for disability and life insurance policies with coverage limits in excess of those provided under the Company's standard employee insurance policies.

(2) All options granted to named executives in 1998 represent options issued at an exercise price of $7.20 following the cancellation of an equal number of options issued in previous years. See "Report on Repricing of Options".

                                 STOCK OPTIONS

Option Grants During 1998

The table below sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 1998. Each of the options granted were issued following the cancellation of a similar option with a higher exercise price.

                                                                              Potential Realizable
                                                                                Value at Assumed
                                    Percent of                                    Annual Rates
                      Number of    Total Options    Exercise                     of Stock Price
                     Securities     Granted to      Price or                      Appreciation
                     Underlying      Employees        Base                     for Option Term (1)
                       Options        During        Price/sh.    Expiration   --------------------
    Name             Granted(#)     the Year(%)        ($)          Date         5%($)     10%($)
-------------------  ----------    -------------    ---------    ----------    --------   -------
Franklin Pass(2)       80,000           35.2           7.20         2/21/07     283,779   683,669

Mark Derus(3)           3,000            1.3           7.20        12/17/07      12,586    31,361
Mark Derus(4)           7,600            3.3           7.20        10/22/06      27,118    65,405
Mark Derus(5)           1,523            0.7           7.20          1/1/06       4,816    11,367
Mark Derus(6)           4,570            2.1           7.20          1/1/00       2,402     4,854

Peter Sadowski(3)       3,000            1.3           7.20        12/17/07      12,586    31,361
Peter Sadowski(4)       5,400            2.4           7.20        10/22/06      19,224    46,472
Peter Sadowski(5)       1,523            0.7           7.20          1/1/06       4,816    11,367
Peter Sadowski(6)       3,808            1.7           7.20          1/1/00       2,001     4,045
Peter Sadowski(7)       5,484            2.4           7.20        12/01/03      11,806    26,336


----------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

(2) Incentive stock option granted pursuant to the Company's 1996 Incentive and Stock Option Plan on December 8, 1998. This option represents the replacement of an option with an exercise price of $26.90 that was originally issued on February 21, 1997. This option vests in equal monthly installments over 48 months beginning on February 21, 1997.

(3) Incentive stock option granted pursuant to the Company's 1996 Incentive and Stock Option Plan on July 21, 1998. This option represents the replacement of an option with an exercise price of $10.95 that was originally issued on December 17, 1997. This option vests in five equal installments on December 17 of each of 1998, 1999, 2000, 2001 and 2002.

(4) Incentive stock option granted pursuant to the Company's 1996 Incentive and Stock Option Plan on July 21, 1998. This option represents the replacement of an option with an exercise price of $25.00 that was originally issued on October 22, 1996. This option vests in five equal installments on October 22 of each of 1997, 1998, 1999, 2000 and 2001.

(5) Incentive stock option granted pursuant to the Company's 1993 Stock Option Plan on July 21, 1998. This option represents the replacement of an option with an exercise price of $19.70 that was originally issued on March 14, 1996. This option vested in full on December 31, 1996.

(6) Incentive stock option granted pursuant to the Company's 1993 Stock Option Plan on July 21, 1998. This option represents the replacement of an option with an exercise price of $16.40 that was originally issued on January 3, 1995. This option vested in full on December 31, 1996.

(7) Incentive stock option granted pursuant to the Company's 1993 Stock Option Plan on July 21, 1998. This option represents the replacement of an option with an exercise price of $8.25 that was originally issued on February 28, 1994. This option vested in full on February 28, 1997.

Aggregated Option Exercises in 1998 and Year End Option Values

The following table provides information concerning stock option exercises and the value of unexercised options at December 31, 1998 for the Named Executive
Officers:

                                                Number of                     Value of
                   Shares                 Securities Underlying              Unexercised
                  Acquired                     Unexercised               In-The-Money Options
                     on        Value      Options at Year End(#)             at Year End($)
                  Exercise   Realized   ---------------------------   ---------------------------
      Name           (#)        ($)     Exercisable   Unexercisable   Exercisable   Unexercisable
----------------  ---------  ---------  -----------   -------------   -----------   -------------

Franklin Pass         0          0        76,256         54,400            0              0

Mark Derus            0          0        16,587          6,961            0              0

Peter Sadowski        0          0        13,575          5,639            0              0




                     (This space intentionally left blank)

Report on Repricing of Options

In July 1998, after a significant decrease in the price of the Company's Common Stock, the Board of Directors determined that options to purchase an aggregate of 35,908 shares of Common Stock previously granted to two executive officers of the Company, Mark Derus and Peter Sadowski, no longer provided a meaningful incentive as originally intended. These option agreements had been granted on five separate occasions between February 28, 1994 and December 17, 1997, had original exercise prices ranging from $8.25 to $25.00 per share, and were granted pursuant to either the Company's 1996 Incentive and Stock Option Plan or its 1993 Stock Option Plan. In light of the Company's financial performance in 1998, and the Compensation Committee's desire to provide meaningful incentives to the Company's executive officers in the future, the Board of Directors canceled these option agreements and then reissued then at an exercise price of $7.20 per share, the market price on the day of the reissue. All of the other terms and conditions of the original option agreements, including the vesting periods, were unchanged following reissue.

In December 1998, the Board of Directors determined that an option agreement to purchase an aggregate of 80,000 shares of Common Stock previously granted to Dr. Pass pursuant to the 1996 Incentive and Stock Option Plan, no longer provided a meaningful incentive, as initially intended. This agreement had an exercise price of $26.90 per share. In light of the Company's financial performance in 1998, and the Compensation Committee's desire to provide meaningful incentives to the Chief Executive Officer, the Board of Directors canceled this option and then granted a new option agreement to purchase the same number of shares at a price of $7.20 per share. The price of $7.20 was substantially above the market closing price of $3.15 on the date of the grant, and was instead based on the price at which the executive officers' options were repriced in July 1998. Except for the reduction in price, all other terms of the original option agreement with Dr. Pass remained the same. This option vests monthly over 48 months and will be fully vested on December 31, 2000. Additional detail is provided in the table below.

                                               Market                               Years
                                               Price                              Remaining
                                  Number of     of       Exercise                in Original
                                  Underlying   Stock at   Price at       New      Option Term
                                    Shares     Time of    Time of     Exercise     on Date of
     Name               Date       Repriced   Repricing  Repricing      Price      Repricing
--------------        --------    ----------  ---------  ----------  -----------  -----------

Franklin Pass         12/08/98      80,000      $3.15      $26.90        $7.20        8.2

Peter Sadowski        07/21/98       3,000      $7.20      $10.95        $7.20        9.0
Peter Sadowski        07/21/98       5,400      $7.20      $25.00        $7.20        7.9
Peter Sadowski        07/21/98       1,523      $7.20      $19.70        $7.20        7.1
Peter Sadowski        07/21/98       3,808      $7.20      $16.40        $7.20        1.1
Peter Sadowski        07/21/98       5,484      $7.20      $ 8.25        $7.20        5.0

Mark Derus            07/21/98       3,000      $7.20      $10.95        $7.20        9.0
Mark Derus            07/21/98       7,600      $7.20      $25.00        $7.20        7.9
Mark Derus            07/21/98       1,523      $7.20      $19.70        $7.20        7.1
Mark Derus            07/21/98       4,570      $7.20      $16.40        $7.20        1.1


----------

Performance Graph

The graph below provides an indication of cumulative total shareholder returns ("Total Return") for the Company as compared with the Nasdaq Composite Index and the Nasdaq Non-Financial Stock Index weighted by market value at each measurement point.

This graph covers the period beginning October 3, 1996, when the Company's Common Stock was first traded on the Nasdaq National Market, through December 31, 1998. The graph assumes $100 was invested in each of the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Non-Financial Stock Index on October 3, 1996 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

                            [PERFORMANCE GRAPH]

                            October 3,  December 31,  December 31,  December 31,
                               1996         1996          1997          1998
                            ----------  ------------  ------------  ------------
Medi-Ject                    $100.00      $ 69.05       $ 38.10       $  7.14
Nasdaq Composite Index        100.00       104.47        128.20        180.09
Nasdaq Non-Financial Stocks   100.00       103.41        121.35        177.52

                            APPOINTMENT OF AUDITORS
                           (Item 2 on the Proxy Card)

At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG Peat Marwick LLP ("KPMG") as independent auditors of the Company for the year ending December 31, 1999. KPMG has audited the Company's financial statements since 1995.

A representative of KPMG is expected to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary to ratify the appointment of KPMG as independent auditors of the Company.

The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary for approval of the selection of KPMG Peat Marwick LLP as independent auditors for the Company. The Board of Directors recommends a vote FOR the above proposal to select KPMG Peat Marwick LLP as independent auditors for the Company.

                                 OTHER MATTERS
Solicitation

The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail but, in addition, officers of the Company may solicit proxies personally by telephone or special letter, but such persons will not receive extra compensation from the Company for doing so.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on its review of the copies of such reports received by it or by written representations from certain reporting persons, the Company believes that during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except for the filing of a report describing the issuance of a stock option to the Chief Executive Officer in February, 1997. A report detailing this transaction was filed in February 1999.

Other Matters

The Board of Directors does not intend to present to the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

The Company is including with this Proxy Statement its Annual Report to Shareholders for the year ended December 31, 1998, which includes an audited balance sheet as of that date and the related statements of earnings, cash flows and stockholders' equity, as well as other financial information relating to the Company, including Management's Discussion and Analysis of Financial Condition and Results of Operations. Shareholders may receive, without charge, a copy of the Company's 1998 Form 10-K Report as filed with the Securities and Exchange Commission by writing to Medi-Ject Corporation, 161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441, Attention: Chief Financial Officer.


                           PROPOSALS OF SHAREHOLDERS

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with proxy rules. Shareholder proposals for the 2000 Annual Meeting must be prepared in accordance with the proxy rules and received by the Company on or before December 16, 1999 in order to be eligible for inclusion in the Company's proxy materials.

  Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.


                              Please detach here

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.Election of directors:                     [ ] Vote   [ ] Vote
              01 Franklin Pass                   FOR        WITHHELD
              02 Stanley Goldberg                all        from all
                                                 nominees   nominees

(Instructions: To withhold
authority to vote for any indicated
nominee, write the number(s) of the
nominee(s) in the box provided to
the right.)


2. Ratification of KPMG Peat Marwick    [_]      [_]      [_]
   LLP as independent auditors of       For      Against  Abstain
   thecompany for year ending December
   31, 1999.


3. In their discretion, the Proxies are
   authorized to vote upon such other
   business as may properly come before
   the Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF
NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM.

Address Change? Mark Box [_]
             Indicate changes below:     Date ______________


                                        ------------------------------
                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint ten-
                                        ancy, all persons must sign. Trustees,
                                        administrators, etc., should include
                                        title and authority. Corporations
                                        should provide full name of corpora-
                                        tion and title of authorized officer
                                        signing the Proxy.

                             Medi-Ject Corporation

                                 ANNUAL MEETING

                              Friday, May 14, 1999
                             10:30 a.m. local time

                                 At the Company
                            161 Cheshire Lane, #100
                              Plymouth, Minnesota


Medi-Ject Corporation
161 Cheshire Lane, Suite 100, Plymouth, MN 55441                           Proxy
--------------------------------------------------------------------------------

          This Proxy is solicited on behalf of the Board of Directors.

By signing this proxy, you revoke all prior proxies and appoint Franklin Pass and Lawrence M. Christian, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Medi-Ject Corporation held of record by the undersigned on March 16, 1999, at the Annual Meeting of Shareholders of the Company to be held on May 14, 1999 or any adjournment thereof.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

                      See reverse for voting instructions.